EXHIBIT 99.1

PEDEVCO Announces 2021 Financial Results and Operations Update

HOUSTON, TX, March 11, 2022 (ACCESSWIRE) -- PEDEVCO Corp. (NYSE American: PED)(“PEDEVCO” or the “Company”), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced its financial results for the year ended December 31, 2021 and provided an operations update.

Key Highlights Include:

•	Produced an average of 727 barrels of oil equivalent per day (“BOEPD”) (86% oil) in 2021, with 2021 revenue of $15.9 million increasing 97% over 2020 revenue.

•	Reported an operating loss of $1.9 million and operating expenses (inclusive of general and administrative expenses, depreciation, depletion and amortization expenses and lease operating expenses) of $19.5 million, decreasing 94% and 53%, respectively, from 2020. When not factoring in the $19.3 impairment expense of oil and gas properties in 2020, operating loss and operating expenses still decreased by 87% and 13%, respectively.

•	Reported net loss of $1.3 million or ($0.02) per basic diluted share outstanding, compared to a net loss of $32.7 million, or ($0.45) per diluted basic share outstanding, in 2020.

•	Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 6,822% to $6.3 million, compared to ($0.09) million in 2020.

•	Reported cash (including $3.3 million in restricted cash) of $29.2 million as of December 31, 2021, and zero debt.

•	Finalized completion operations on two new horizontal wells in the Permian Basin targeting the upper San Andres zone, with first production from both commencing in March 2022.

•	Participated in four non-operated horizontal wells drilled and completed in the D-J Basin in late 2021, and subsequently increased our interest in these wells in 2022 with a bolt-on acquisition. Have received and approved authorization for expenditures (AFEs) for a total of eighteen wells in the D-J Basin to be drilled and completed in 2022 at varying working interests.

J. Douglas Schick, President of the Company, stated, “We are very pleased with the increasingly strong operational and financial results that we delivered in the past year. We not only delivered higher revenues and production than in the prior year, but we greatly reduced our operating expenses and net loss per share, generated Adjusted EBITDA of $6.3 million, and exited the year with a strong unrestricted cash position of nearly $26 million and zero debt. Combining our recent and continuing Permian Basin development and our increasing activity and participation in what we believe will be lucrative projects in the D-J Basin, we anticipate 2022 will be a transformational year for the Company in terms of production, revenue and profit growth.”

Financial Summary:

For the year ended December 31, 2021, we reported a net loss of $1.3 million, or ($0.02) per basic diluted share outstanding, compared to a net loss of $32.7 million, or ($0.45) per diluted basic share outstanding in 2020. The decrease was primarily due to a $19.3 million impairment of our oil and gas properties in 2020, and a $7.8 million increase in revenue, a $1.8 million gain on sale of oil and gas properties, and a $3.0 million decrease in total operating expenses in 2021, compared to 2020.

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We reported operating expenses in 2021 of $19.5 million, compared to $41.9 million in 2020. The decrease was primarily related to lower depletion expense in 2021, due to a decrease in our depletable base related to the impairment of our oil and gas properties at year end 2020. In 2020, we incurred a $19.3 million impairment of our oil and gas properties due to depressed oil and gas prices realized in 2020.

Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 6,822% to $6.3 million in 2021, compared to $(0.09) million in 2020.

Cash was $29.2 million as of December 31, 2021 (including $3.3 million in restricted cash), compared with $11.3 million as of December 31, 2020 (including $3.3 million in restricted cash), which cash amount increased by $17.9 million to $29.2 million following the February 5, 2021 and October 6, 2021 closings of registered direct offerings of our common stock for $8.2 million and $6.5 million, respectively, combined with increased net revenues from operations.

Production, Prices and Revenues:

Production for the year ended December 31, 2021 was 265,302 barrels of oil equivalent (“Boe”), comprised of 228,068 barrels of oil, 192,052 million cubic feet (“Mcf”) of natural gas, and 5,225 barrels of natural gas liquids (“NGLs”). Crude oil production comprised 86% of total production in the year.

For the year ended December 31, 2021, our average realized crude oil sales price was $64.76 per barrel, average realized natural gas price was $4.70 per Mcf, and average realized NGL sales price was $36.09 per barrel. Our combined average realized sales price for the year was $59.78 per Boe, which was an increase of 88% compared with $31.88 per Boe in 2020.

Total crude oil and natural gas revenues for the year ended December 31, 2021 increased $7.8 million, or 97%, to $15.9 million, compared to $8.1 million for the year ended December 31, 2020, due primarily to a favorable price variance of $6.7 million, coupled with a favorable volume variance of $1.1 million. During 2021, despite the natural decline of existing production, a favorable production volume variance was achieved through reduction of downtime and optimization of production efficiency on existing wells, both in our Permian Basin and D-J Basin assets. This was driven by horizontal clean outs and artificial lift conversions in the Permian Basin and improved chemical program in the D-J Basin, coupled with production increases from our participation in four non-operated wells in the D-J Basin in the latter part of 2021.

Lease Operating Expenses (“LOE”):

Total LOE for 2021 was $5.94 million compared to total LOE for 2020 of $4.44 million, an increase of $1.5 million. Multiple factors contributed to the $1.5 million increase in total LOE for 2021 versus 2020. Direct LOE in 2021 increased by $255 thousand from $3.31 million in 2020 to $3.57 million in 2021. This increase was due to increased activity levels in 2021, brought on by a more favorable commodity price environment. Production operations remained online throughout 2021, whereas 2020 saw a shut-in period of 42 days due to the pandemic induced price collapse. Workover expense increased by $694 thousand from $187 thousand in 2020 to $881 thousand in 2021. These costs were incurred to execute workovers and non-recurring lease operating expense projects that were elected to be put on hold due to the poor price environment of 2020. Other LOE expenses primarily driven by production taxes increased by $458 thousand from $957 thousand to $1.4 million. This was the result of the increased price environment in 2021 versus 2020 resulting in higher production taxes paid. There was also an increase in service and materials pricing due to supply chain limitations and increased industry demand throughout 2021. Discounted rates negotiated during the 2020 downturn have now returned to normal or higher levels due to the overall higher industry activity levels.

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Depreciation, Depletion, Amortization and Accretion (“DD&A”):

DD&A decreased from $11.34 million in 2020 to $7.38 million in 2021. Although production increased during 2021, the $4.0 million decrease in depreciation, depletion, amortization and accretion in 2021 was primarily the result of a decrease in our depletable base due to the $19.3 million impairment of our oil and gas properties in 2020.

General and Administrative Expenses (“G&A”):

G&A expense (excluding share-based compensation) decreased $0.2 million from $3.92 million in 2020 to $3.76 million in 2021, primarily due to $0.5 million in costs incurred in 2020 related to a terminated exchange offer to acquire all of the issued and outstanding common units of a trust, offset by $0.3 million in accrued bonuses to officers and employees of the Company in 2021, which were subsequently paid in January 2022.

Share-based compensation, which is included in general and administrative expenses in the Statements of Operations, decreased by $0.4 million primarily due to the forfeiture of certain employee stock-based options and nonvested restricted shares due to certain voluntary employee terminations. Share-based compensation is utilized for the purpose of conserving cash resources for use in field development activities and operations.

Gain on Sale of Oil and Gas Properties:

In 2021 we sold rights to 230 net acres and interests in three non-operated wells located in the D-J Basin for net cash proceeds of $1.9 million and recognized a gain on sale of oil and gas properties of $1.8 million. We had no sales of oil and gas properties during the year ended December 31, 2020.

Interest Expense:

There was minimal interest expense in both 2020 and 2021. The accrued interest in both periods related to our Paycheck Protection Program (PPP) loan, which was forgiven in 2021.

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Working Capital and Liquidity:

At December 31, 2021, our total current assets of $28.0 million exceeded our total current liabilities of $5.2 million, resulting in a working capital surplus of $22.8 million, and at December 31, 2021, we had approximately $25.9 million cash on hand (excluding $3.3 million in restricted cash) and zero debt.

Operations Update

In February of 2022, the Company completed two new horizontal San Andres wells in its Chaveroo Field in the Permian Basin, with production commencing from both in the first quarter 2022. Completion costs for these two wells is included in our 2022 capital expenditures while most of the drilling costs are included in our 2021 capital expenditures. Our expected net capital expenditures for 2022 are currently estimated to range between $35 million to $40 million. This estimate includes a range of $33 million to $38 million for drilling and completion costs on our Permian Basin and D-J Basin assets and approximately $2 million in estimated capital expenditures for electric submersible pump purchases, rod pump conversions, recompletions, well cleanouts, leasing, facilities, and other miscellaneous capital expenses. This estimate does not include anything for acquisitions or other projects that may arise but are not currently anticipated. We periodically review our capital expenditures and adjust our capital forecasts and allocations based on liquidity, drilling results, leasehold acquisition opportunities, proposals from third party operators, and commodity prices, while prioritizing financial strength and liquidity.

We expect that we will have sufficient cash available to meet our needs over the foreseeable future, including to fund the remainder of our 2022 development program, discussed above, which cash we anticipate being available from (i) projected cash flow from our operations, (ii) existing cash on hand, (iii) equity infusions or loans (which may be convertible) made available from an entity controlled by our Chief Executive Officer and director, which funding he is under no obligation to provide, (iv) public or private debt or equity financings, and (v) funding through credit or loan facilities. In addition, we may seek additional funding through asset sales, farm-out arrangements, and credit facilities to fund potential acquisitions during the remainder of 2022.

More information regarding the Company’s operating results for the years ended December 31, 2021 and 2020, including the Company’s full financial statements and footnotes, can be found in the Company’s Annual Report on Form 10-K which was filed earlier today with the Securities and Exchange Commission and is available at www.sec.gov.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company’s principal assets are its San Andres Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado. PEDEVCO is headquartered in Houston, Texas.

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Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA which are presented as supplemental measures of the Company’s performance. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense, gain on sale of oil and gas properties, impairment of oil and gas properties, gain on forgiveness of PPP loan, accounts payable settlements and loss on disposal of fixed asset. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA and Adjusted EBITDA as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than PEDEVCO Corp. does, limiting its usefulness as a comparative measure. You should not consider EBITDA and Adjusted EBITDA in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of each of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. For more information on these non-GAAP financial measures, please see the section titled “Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA”, included at the end of this release.

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Cautionary Statement Regarding Forward Looking Statements

This press release may contain forward-looking statements, including information about management’s view of PEDEVCO’s future expectations, plans and prospects, within the meaning of the federal securities laws, including the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act and such laws, and are subject to the safe harbor created by the Act and applicable laws. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of PEDEVCO and its subsidiaries to be materially different than those expressed or implied in such statements. The forward-looking statements include projections and estimates of the Company’s corporate strategies, future operations, development plans and programs, including the costs thereof, drilling locations, estimated oil, natural gas and natural gas liquids production, price realizations, projected operating, general and administrative and other costs, projected capital expenditures, efficiency and cost reduction initiative outcomes, liquidity and our capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, risks of our operations not being profitable or generating sufficient cash flow to meet our obligations; risks relating to the future price of oil, natural gas and NGLs; risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; risks related to the need for additional capital to complete future acquisitions, conduct our operations, and fund our business on favorable terms, if at all; risks related to the limited control over activities on properties we do not operate and the speculative nature of oil and gas operations in general; risk associated with the uncertainty of drilling, completion and enhanced recovery operations; risks associated with illiquidity and volatility of our common stock, dependence upon present management, the fact that Mr. Simon Kukes, our CEO and member of the Board, beneficially owns a majority of our common stock, and our ability to maintain the listing of our common stock on the NYSE American; COVID-19, governmental responses thereto, economic downturns and possible recessions caused thereby; inflationary risks and risks of recessions and economic downturns caused thereby; risks related to military conflicts in oil producing countries; changes in economic conditions; the amount and timing of future development costs; the availability and demand for alternative energy sources; regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; and others that are included from time to time in filings made by PEDEVCO with the Securities and Exchange Commission, many of which are beyond our control, including, but not limited to, in the “Risk Factors” sections in its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission, including, but not limited to its Annual Report on Form 10-K for the year ended December 31, 2021. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on PEDEVCO’s future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. PEDEVCO cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. The internal projections, expectations, or beliefs underlying our 2022 capital budget are subject to change in light of numerous factors, including, but not limited to, the impact of the COVID-19 pandemic, the prevailing prices of oil and gas, actions taken by businesses and governments, ongoing results, prevailing economic circumstances, commodity prices, and industry conditions and regulations.

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	December 31,
Revenue:	2021	2020
Oil and gas sales	$15,860	$8,059

Operating expenses:
Lease operating costs	5,943	4,435
Exploration expense	-	31
Selling, general and administrative expense	6,209	6,741
Depreciation, depletion, amortization and accretion	7,380	11,343
Impairment of oil and gas properties	-	19,331
Total operating expenses	19,532	41,881

Gain on sale of oil and gas properties	1,805	-
Operating loss	(1,867)	(33,822)

Other income (expense):
Interest expense	(1)	(2)
Interest income	15	40
Other income (expense)	180	1,094
Gain on forgiveness of PPP loan	374	-
Total other income (expense)	568	1,132

Net loss	$(1,299)	$(32,690)

Loss per common share:
Basic	$(0.02)	$(0.45)
Diluted	$(0.02)	$(0.45)

Weighted average number of common shares outstanding:
Basic	79,963,237	72,209,553
Diluted	79,963,237	72,209,553

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PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Current assets:
Cash	$25,930	$8,027
Accounts receivable - oil and gas	1,782	660
Prepaid expenses and other current assets	326	66
Total current assets	28,038	8,753

Oil and gas properties:
Oil and gas properties, subject to amortization, net	63,908	66,994
Oil and gas properties, not subject to amortization, net	2,559	4
Total oil and gas properties, net	66,467	66,998

Operating lease - right-of-use asset	173	270
Other assets	3,543	3,543
Total assets	$98,221	$79,564

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,626	$212
Accrued expenses	1,454	303
Revenue payable	938	836
PPP loan - current	-	288
Operating lease liabilities - current	114	105
Asset retirement obligations - current	49	234
Total current liabilities	5,181	1,978

Long-term liabilities:
PPP loan, net of current portion	-	82
Operating lease liabilities, net of current portion	81	195
Asset retirement obligations, net of current portion	1,476	1,673
Total liabilities	6,738	3,928

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized; 84,236,146 and 72,463,340 shares issued and outstanding, respectively	84	72
Additional paid-in capital	220,984	203,850
Accumulated deficit	(129,585)	(128,286)
Total shareholders’ equity	91,483	75,636
Total liabilities and shareholders’ equity	$98,221	$79,564

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	December 31,
	2021	2020
Cash Flows From Operating Activities:
Net loss	$(1,299)	$(32,690)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	7,380	11,343
Impairment of oil and gas properties	-	19,331
Share-based compensation expense	2,452	2,824
Loss on disposal of fixed asset	-	24
Gain on sale of oil and gas properties	(1,805)	-
Gain on forgiveness of PPP loan	(374)	-
Amortization of right-of-use asset	97	90
Changes in operating assets and liabilities:
Accounts receivable - oil and gas	(1,122)	3,942
Prepaid expenses and other current assets	(260)	7
Accounts payable	(356)	(3,199)
Accrued expenses	1,155	(1,669)
Accrued expenses - related parties	-	-
Revenue payable	102	9
Net cash provided by operating activities	5,970	12

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(4,597)	(14,770)
Cash paid for other property and equipment	(35)	-
Proceeds from the sale of oil and gas property	1,871	-
Net cash used in investing activities	(2,761)	(14,770)

Cash Flows From Financing Activities:
Proceeds from PPP loans	-	740
Repayment of PPP loan	-	(370)
Proceeds from the issuance of common stock, net	14,694	-
Net cash provided by financing activities	14,694	370

Net increase (decrease) in cash and restricted cash	17,903	(14,388)
Cash and restricted cash at beginning of year	11,324	25,712
Cash and restricted cash at end of year	$29,227	$11,324

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The following table sets forth the revenue and production data for the years ended December 31, 2021 and 2020:

	2021	2020	Increase (Decrease)	% Increase (Decrease)
Sale Volumes:
Crude Oil (Bbls)	228,068	204,983	23,085	11%
Natural Gas (Mcf)	192,052	191,337	715	* %
NGL (Bbls)	5,225	15,934	(10,709)	(67%)
Total (Boe) (1)	265,302	252,807	12,495	5%

Crude Oil (Bbls per day)	625	560	65	12%
Natural Gas (Mcf per day)	526	523	3	1%
NGL (Bbls per day)	14	44	(30)	(68%)
Total (Boe per day) (1)	727	691	36	5%

Average Sale Price:
Crude Oil ($/Bbl)	$64.76	$36.83	$27.93	76%
Natural Gas($/Mcf)	4.70	1.72	2.98	173%
NGL ($/Bbl)	36.09	11.20	24.89	222%

Net Operating Revenues (In thousands):
Crude Oil	$14,769	$7,551	$7,218	96%
Natural Gas	902	330	572	173%
NGL	189	178	11	6%
Total Revenues	$15,860	$8,059	$7,801	97%

Less than 1%.
(1)	Assumes 6 Mcf of natural gas equivalents to 1 barrel of oil.

Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA* (in thousands)

	For the year ended December 31,
	2021	2020
Net loss	$(1,299)	$(32,690)
Add (deduct):
Interest expense	1	2
Depreciation, depletion, amortization and accretion	7,380	11,343
EBITDA	$6,082	$(21,345)
Add (deduct):
Stock-based compensation expense	2,452	2,824
Gain on sale of oil and gas properties	(1,805)	-
Impairment of oil and gas properties	-	19,331
Gain on forgiveness of PPP loan	(374)	-
Accounts payable settlements	(104)	(927)
Loss on disposal of fixed asset	-	24
Adjusted EBITDA	$6,251	$(93)

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also “Use of Non-GAAP Financial Information”, above.

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

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